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                                                                   EXHIBIT 10.12




August 15, 1996




Ferry Yeong and
Indotan Inc.
3rd Floor, 25 Church Street
Hamilton, HMLX, Bermuda

Dear Mr. Yeong:

RE:    IRIAN JAYA PROPERTY OFFER

This letter constitutes an offer by AZCO Mining Inc. to acquire an 85% participating interest to explore and develop a property (the "Property") in Irian Jaya (which description is attached hereto as Schedule "A" and comprising 83,350 hectares, and previously registered under the name description of "EKS PT FREEPORT INDONESIA"), free and clear of all liens and encumbrances, on the following terms:

1. The payment by AZCO to Indotan of an aggregate of $200,000 (U.S.) on the following terms and conditions:

         (a) $100,000 (U.S.) will be placed in trust with AZCO's lawyers, Devlin Jensen, of which $5,000 will be released to you immediately for acquisition of all available data pertaining to the Property, and $95,000 released to Indotan upon the issuance of the contract of work ("COW") from the Department of Mines of Indonesia, pursuant to AZCO having instructed your application for the COW upon its assessment of the data and upon AZCO having confirmed the acceptability of the COW coordinates;

         (b) $100,000 (U.S.) will be paid to Indotan within six (6) months of the issuance of the COW and subject to AZCO having determined to proceed with analysis and development of the Property.

2. AZCO will pay to the Department of Mines of Indonesia the deposit required by the mining law of Indonesia in respect to the granted COW and which is presently estimated at $416,750 (U.S.), which will be refundable to AZCO if the Property is surrendered.
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3.       By this offer, and your acceptance, AZCO will purchase and 85%
         participating interest, free of liens and encumbrances, in the Property and Indotan will retain a 15% participating interest. Indotan's 15% participating interest will be carried as to expenditures by AZCO (in the form of a non-interest-bearing, non-recourse loan) until the completion of a favourable bankable feasibility study and such loan will be repaid firstly out of profits from commercial production.

4. Indotan will retain a 2% net smelter return, which may be purchased by AZCO at any time by the issuance of Three Million Dollars ($3,000,000.00) (U.S.) in cash or shares of AZCO.

5. The parties hereto will, within a reasonable period of time after your acceptance of this offer, enter into a more detailed agreement which shall provide for, amongst other matters, the following:

         (a)   the form of joint venture agreement regarding the Property;

         (b)   that AZCO shall be operator of the Property and terms thereof;

         (c) dilution provisions for non-participation in post-bankable feasibility development;

         (d)   such other standard provisions as are common in the industry.

6. AZCO shall have the right to transfer its interest, in whole or in part, to a subsidiary or affiliate. AZCO shall have a right of first refusal on any sale of Indotan's participating interest.

If the terms of this offer are acceptable to you, we ask that you execute and return a copy of this letter (a faxed copy will be sufficient), and the same will constitute our binding agreement. Upon receipt of your agreement hereto, we will instruct our counsel to commence drafting a more detailed agreement and we will deposit with our counsel, Devlin Jensen, the sum of $100,000 (U.S.) in compliance herewith.

Yours truly,

AZCO MINING INC.

Per:  ______________________________________

THIS OFFER IS HEREBY ACCEPTED the ___________ day of August, 1996 by the authorized signatory of INDOTAN INC.

Per:  ______________________________________
      ROBERT JENNINGS